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                                                                   EXHIBIT 10(a)



May 16, 2002



Ms. Tamela W. Pallas
402 West Cowan
Houston, TX 77007

         Re:  Acknowledgement of Resignation

Dear Tami:

The purpose of this letter is to acknowledge and accept your resignation of employment with CMS Marketing, Services and Trading Company ("CMS MS&T") effective May 16, 2002 and to terminate your Employment Agreement with CMS MS&T dated December 22, 1999 (the "Employment Agreement") effective May 16, 2002. We also acknowledge and accept your resignation effective May 16, 2002 of your position as President and Chief Executive Officer of CMS MS&T and any and all other offices and directorships which you may hold with CMS Energy Corporation, CMS MS&T, and any other company or partnership in which such corporations or their subsidiaries has an interest (collectively, "CMS"). The Employment Agreement is hereby terminated effective May 16, 2002, including any provisions in the Employment Agreement that would otherwise survive termination, and the Employment Agreement shall thereafter have no force or effect. This agreement shall constitute the sole agreement between you and CMS from this date forward.

By signing this letter, you and CMS agree to all terms set forth herein, and acknowledge that the below-referenced benefits are all the benefits that you are entitled to receive from CMS by reason of the termination of your employment or otherwise, including without limitation under the Employment Agreement and the CMS MS&T Incentive Compensation Plan.

Benefits

     - CMS shall pay to you, in 24 equal installments on the 15th and the last day of each calendar month commencing May 31, 2002, a severance payment equal to $2,028,000, less state, federal, FICA and other applicable withholding and authorized deductions.


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     -   CMS shall pay you on or before May 31, 2002, $15,710 for unused vacation pay, less state, federal, FICA and other applicable withholding and authorized deductions.

     - CMS shall cause you to be insured under all CMS' Directors and Officers Liability insurance policies for your actions as an employee of CMS, for a period of not less than five years from the date of this letter, on the same basis as current officers and directors of CMS, to the extent such coverage is available from any insurer.

     - CMS shall indemnify you to the full extent permitted by law (including your estate, heirs and legal representatives in the event of your death, incompetency, insolvency or bankruptcy) against all liability, costs, expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon you in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature (collectively, a "Proceeding") arising from your service or capacity as, or by reason of the fact that you were, a director, officer, partner, trustee, employee or agent of CMS or served at the request of CMS as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     - CMS shall, from time to time, advance to you funds necessary for payment of reasonable expenses (including without limitation reasonable attorneys' fees and disbursements) incurred or to be incurred in connection with any Proceeding, to the full extent permitted by law (including without limitation provisions of the Michigan Business Corporation Act, codified at Mich. Comp. Laws Ann. Sections 450.1561-450-1569 (2001) which, among other things, requires you to agree to repay all such advances if it is ultimately determined that you did not act in good faith and in a manner you believed to be in the best interests of CMS, or in the case of a criminal action, you had cause to believe your action was unlawful).

     - The right to indemnification and advancement of expenses provided by this letter shall not be deemed exclusive of any other rights to which you may be entitled under statute, by-law, agreement, vote of shareholder or otherwise.


Covenants and Obligations

By signing this letter, you and CMS also agree to the following:

     - You shall return all computers, electronic devices, recording equipment or other equipment that contain any form of information related to CMS and you will not delete any information contained on any such equipment. You may copy and retain any information recorded on any CMS equipment only to the extent such






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         information is unrelated to CMS. CMS will have two representatives, Ms.
         Karyl Lawson and a CMS IT professional, present at the time you copy information you believe to be unrelated to CMS and they will be permitted to review such information to determine if such information is unrelated to CMS. Any such information so determined to be unrelated to CMS shall be copied by such CMS representatives and deleted from the computer. CMS shall keep all such information strictly confidential in the possession of Belinda Foxworth and such information shall not be disclosed, except as required in any Investigation or Proceeding.

     - CMS shall allow you or your designee (Miroslava Massar) to obtain from CMS' offices on or before May 24, 2002, copies of your address book and card files maintained electronically or otherwise at CMS. CMS shall allow you or your designee (Miroslava Massar) reasonable access to CMS' offices to obtain such information.

     - You shall return to CMS and shall not take or copy in any form or manner or dispose or destroy any materials or information related to CMS, including documents or information maintained in electronic form. You acknowledge that by reason of your position with CMS you have been given access to confidential materials or information respecting CMS's business affairs. By signing the acknowledgement below, you are representing that you have held all such information confidential and will continue to do so, and that you will not use such information for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of CMS except as required by law, as required to cooperate with any Investigation, or as required in any Proceeding in which you may be a party or witness. "Materials or information" includes, by way of example and not limitation, notes, letters, internal memoranda, records, reports, recordings, records of conversations and other information concerning CMS's business affairs which you have obtained by virtue of your position with CMS and which was not disseminated to the public during the term of your employment. You further agree not to testify or act in any capacity as a paid or unpaid expert witness, advisor or consultant on behalf of any person, individual, partnership, firm, corporation or any other person or entity that has or may have any claim, demand, action, suit, cause of action, or judgment against CMS except to the extent required by law.


     - You agree that the terms and conditions of your resignation shall remain confidential and that you shall not disclose them to any other person other than immediate family members, governmental or regulatory bodies, and financial and legal advisors under a duty of confidentiality, and except to the extent required by law or as required in connection with any Investigation. You will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the facts and circumstances surrounding your resignation or the terms and conditions of this letter, except to the extent required in connection with any Investigation. However, you may




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         disclose privately the facts and circumstances surrounding your resignation to any person with whom you are seeking employment or business affiliation and who is informed of the confidential nature of this information. You shall not disclose information regarding this letter to any current or former employee of CMS.

     - You acknowledge and agree that money damages would not be a sufficient remedy for any breach by you of the confidentiality provisions stated immediately above, and CMS will be entitled to specific performance and injunctive relief as remedies for any such breach. These remedies will not be deemed to be the exclusive remedies for a breach but will be in addition to all other remedies available at law or in equity to CMS.

     - CMS agrees that the terms and conditions of your resignation shall remain confidential and that CMS shall not disclose them to any person other than the CMS board of directors, CMS officers and employees who have or will participate in preparation of this letter or who are responsible for responding to any Investigation, governmental or regulatory bodies, financial advisors, and legal advisors, and except to the extent required by law or as may be required in connection with any Investigation. CMS shall not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the facts and circumstances surrounding your resignation or the terms and conditions of this letter, except to the extent required in connection with any Investigation.

     - The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter.

     - To the extent not preempted by the Federal laws of the United States, the provisions of this letter shall be construed in accordance with the laws of the State of Michigan. You and CMS agree that any claim or dispute arising out of or related to this agreement shall be resolved by binding arbitration before an arbitrator mutually acceptable to both parties, the arbitration to be held in Detroit, Michigan, in accordance with the arbitration rules of the American Arbitration Association, as then in effect. If the parties are unable to mutually agree upon an arbitrator, then the arbitration proceedings shall be held before three arbitrators, one of which shall be designated by CMS, one of which shall be designated by you and the third of which shall be designated mutually by the first two arbitrators in accordance with the arbitration rules referenced above. The arbitrator(s) sole authority shall be to interpret and apply the provisions of this letter; the arbitrator(s) shall not change, add to, or subtract from, any of this letter's provisions. The arbitrator(s) shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator(s) shall be final and binding on you and CMS without appeal to any court. You shall be deemed to have waived any right to commence litigation proceedings regarding this letter outside of arbitration without the express written consent of CMS. In any





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         arbitration, the prevailing party may recover all reasonable attorneys'
         fees, court costs, reasonable travel costs, and arbitration fees.

I wish you luck in your future endeavors.


Very Truly Yours,



ACKNOWLEDGEMENT:

By signing below, we acknowledge and agree to the terms set forth in this letter.


/s/ Tamela W. Pallas
--------------------------------
Tamela W. Pallas



CMS ENERGY CORPORATION


By  /s/ David W. Joos
   ---------------------------------
     David W. Joos
     President and Chief Operating Officer


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